EXHIBIT 99.1

News Release

Westmoreland Appoints Jeffrey S. Stein to its Board of Directors
Englewood, CO – August 10, 2016 - Westmoreland Coal Company (NasdaqGM:WLB) announced today that Jeffrey S. Stein has been appointed as an independent director to the company's Board of Directors effective August 9, 2016, to serve until the next annual election of directors.

Mr. Stein will serve on both the audit, and the nominating and corporate governance committees of the Board. The appointment of Mr. Stein increases the number of directors from nine to 10 and fully satisfies the terms of the agreement reached with Venor Capital Management LP in March 2016 regarding Board expansion.

Mr. Stein is Founder and Managing Partner of Stein Advisors LLC, a financial advisory firm that provides consulting services to institutional investors. Mr. Stein is also Co-Founder and Managing Partner of Power Capital Advisors LLC, a financial advisory and merchant banking firm focused on energy, power and commodity-related project development and restructuring investments.

Mr. Stein currently serves as Chairman of the Board of Ambac Financial Group, Inc. (NASDAQ: AMBC) and as a director on the boards of Dynegy Inc. (NYSE: DYN), MLR Petroleum LLC (private) and Granite Ridge Holdings, LLC (private). Mr. Stein currently serves as a board observer on the board of TORM plc (NASDAQ CPH: TRMD A). Mr. Stein previously served as a director on the boards of US Power Generating Company (private) and KGen Power Corporation (private).

“Jeffrey brings an outstanding history of accomplishments as an executive and board member,” said Jan P. Packwood, Chairman of the Board of Westmoreland Coal Company. “We will benefit from Jeffrey’s contributions in his areas of expertise including capital allocation and structure, operating and financial performance, risk management, and investor communications.”

About Westmoreland Coal Company

Westmoreland Coal Company is the oldest independent coal company in the United States. Westmoreland’s coal operations include surface coal mines in the United States and Canada, underground coal mines in Ohio and New Mexico, a char production facility, and a 50% interest in an activated carbon plant. Westmoreland also owns the general partner of and a majority interest in Westmoreland Resource Partners, LP, a publicly-traded coal master limited partnership (NYSE:WMLP). Its power operations include ownership of the two-unit ROVA coal-fired power plant in North Carolina. For more information, visit www.westmoreland.com.

For further information please contact

Gary Kohn, Vice President Investor Relations
1-720-354-4467
gkohn@westmoreland.com